Exhibit 2.4
AGREEMENT AND PLAN OF MERGER
among
THE J.M. SMUCKER COMPANY,
EF ACQUISITION COMPANY,
EAGLE FAMILY FOODS HOLDINGS, INC.
and
CRAIG STEINKE, as Stockholders’ Representative
March 31, 2007

ii

Page
11.7 Counterparts	53
11.8 Third Parties	54
11.9 Time Periods	54
11.10 Governing Law	54

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, is entered into as of the 31st day of March, 2007, among THE J.M. SMUCKER COMPANY, an Ohio corporation (“Parent”), EF ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), EAGLE FAMILY FOODS HOLDINGS, INC., a Delaware corporation (the “Company”), and CRAIG STEINKE, as Stockholders’ Representative (as defined herein).
RECITALS:
     WHEREAS, Parent, Merger Sub and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);
     WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE 1: DEFINITIONS
     1.1 Definitions.
          Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.
     1.2 Accounting Terms.
          Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.
ARTICLE 2: THE MERGER
     2.1 The Merger.
          Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under, and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with, the laws of the State of Delaware.

     2.2 Effective Time of the Merger.
          The Merger shall become effective at the date and time (the “Effective Time”) a properly executed Certificate of Merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware. The parties shall cause the Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Article 6.
     2.3 Effect of the Merger.
          The Merger shall have the effects as provided in this Agreement, the Certificate of Merger and Section 251 of the Delaware General Corporation Law (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     2.4 Certificate of Incorporation.
          The Certificate of Incorporation of Merger Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein or by Law.
     2.5 Bylaws.
          The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.
     2.6 Board of Directors; Officers.
          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified, or until their death, resignation or removal in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and Bylaws of the Surviving Corporation.
ARTICLE 3: CONVERSION OF SECURITIES
     3.1 Conversion of Shares.
          At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Shares:
               (a) Each Share that is owned, directly or indirectly, by an Acquired Company or by Parent shall automatically be retired, shall cease to be outstanding, without payment of any consideration therefore, and shall cease to exist (“Excluded Shares”).

               (b) Each Preferred Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be converted into the right to receive an amount in cash (the “Preferred Share Merger Consideration”) equal to a number, the numerator of which is the Series I Liquidation Value and the denominator of which is the number of Preferred Shares, other than Excluded Shares, issued and outstanding immediately prior to the Effective Time.
               (c) Each Common Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares or Dissenting Shares, shall be converted into the right to receive an amount in cash (the “Common Share Merger Consideration”; collectively, with the Preferred Share Merger Consideration, the “Merger Consideration”) equal to a number, the numerator of which is:
                    (i) Two Hundred Forty Eight Million Dollars ($248,000,000);
                    (ii) plus an amount equal to the Closing Cash;
                    (iii) plus an amount equal to the Tail Insurance Amount;
                    (iv) minus an amount equal to the Closing Indebtedness;
                    (v) plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital;
                    (vi) minus the Closing Selling Expenses; and
                    (vii) minus the Series I Liquidation Value;
and the denominator of which is the number of Common Shares, other than Excluded Shares, outstanding immediately prior to the Effective Time.
               (d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock in the Surviving Corporation.
               (e) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Shares held by a Person (a “Dissenting Stockholder”) who duly demands appraisal of such Person’s Common Shares pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Common Shares to demand appraisal of their shares in connection with the Merger (“Dissenting Shares”) shall not be converted as described in Section 3.1(c) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws such Person’s demand for appraisal or fails to perfect or otherwise loses such Person’s right of appraisal, in any case pursuant to the DGCL, his shares shall be deemed to be converted as of the Effective Time into the right to receive the applicable Common Share Merger Consideration without interest.

               (f) At the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases, the right to receive the applicable Merger Consideration.
     3.2 Closing Deliveries; Payment of Estimated Merger Consideration.
          (a) On the Closing Date, each Stockholder shall deliver to Parent a letter of transmittal in the form attached hereto as Exhibit A (a “Letter of Transmittal”) which shall, without limitation (i) provide that the applicable Shares are beneficially owned by the Stockholder, and (ii) include instructions for use in effecting the surrender of the certificates in exchange for the applicable Estimated Merger Consideration.
          (b) At the Closing, Parent shall pay and deliver the Estimated Merger Consideration less the Escrowed Funds to the Stockholders by means of a wire transfer of immediately available cash funds to the account or accounts as directed by the Stockholders’ Representative prior to the Closing (the “Stockholders’ Accounts”). The payment by Parent of the Estimated Merger Consideration less the Escrowed Funds into the Stockholders’ Accounts shall constitute payment by Parent to each Stockholder and satisfaction of Parent’s obligation to pay such amounts in connection with the Merger. After such payment by Parent, the Stockholders’ Representative shall be solely responsible for allocating and distributing to each Stockholder his, her or its portion of the Merger Consideration in accordance with this Agreement.
     3.3 Closing of the Company’s Transfer Books.
          At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled against delivery of the applicable Merger Consideration as provided in this Article 3.
     3.4 Estimated Merger Consideration; Payment of Indebtedness.
          3.4.1. Estimated Merger Consideration. Three (3) Business Days before the Closing, the Company shall estimate in good faith the amount of the Closing Cash, Closing Working Capital, Closing Indebtedness and the Closing Selling Expenses, as of 11:59 p.m. on the Closing Date in accordance with Section 3.5.1, and deliver to Parent and Merger Sub a certificate executed by the Company setting forth such estimates (the “Closing Certificate”). As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital” and “Estimated Selling Expenses,” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and the Closing Selling Expenses, respectively, set forth in the Closing Certificate, and “Estimated Merger Consideration” means an amount equal to the aggregate Merger Consideration calculated as set forth in Section 3.1 assuming that the Closing Cash is equal to the Estimated Closing Cash, the Closing Indebtedness is equal to the Estimated Closing Indebtedness, the Estimated Closing Working Capital is equal to the Closing

Working Capital, and the Closing Selling Expenses are equal to the Estimated Selling Expenses. Subject to the terms and conditions of this Agreement, at the Closing, Parent and Merger Sub shall pay and deliver the Estimated Merger Consideration less the Escrowed Funds in accordance with Section 3.2.
          3.4.2. Payment of Indebtedness and other Settlements. At the Closing, Parent and Merger Sub shall (i) on behalf of the Acquired Companies, cause the Estimated Closing Indebtedness to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters, (ii) on behalf of the Company and the Stockholders, pay the Estimated Selling Expenses to the parties entitled thereto as set forth on a certificate delivered by the Company to Parent and Merger Sub at Closing, and (iii) deposit the Escrowed Funds into an escrow account to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Company shall, and shall cause the other Acquired Companies to use commercially reasonable efforts to exercise the covenant defeasance option set forth in Article VIII of the Indenture immediately prior to the Closing. Parent shall use commercially reasonable efforts to assist the Acquired Companies in satisfying the conditions to the exercise of such covenant defeasance option and shall, immediately prior to the Closing, deposit with the Trustee (as defined in the Indenture) in accordance with the terms and provisions of the Indenture cash in U.S. Dollars, U.S. Government Obligations (as defined in the Indenture) or a combination thereof as will be sufficient to satisfy the condition set forth in Section 8.02(1) of the Indenture. Any interest received by any Acquired Company after the Closing with respect to the amount deposited with the Trustee pursuant to the preceding sentence shall be a reduction in Indebtedness hereunder and, if any such amount is received after the post-Closing adjustment is finalized pursuant to Section 3.5 hereof, such Acquired Company shall pay such amount to the Stockholders’ Representative, on behalf of the Stockholders, within two (2) business days after such receipt of same.
     3.5 Post-Closing Adjustment.
          3.5.1. Adjustment Statement Preparation. Within sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholders’ Representative an adjustment statement setting forth the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital and the Closing Selling Expenses, each on a consolidated basis as of 11:59 p.m. on the Closing Date (the “Preliminary Adjustment Statement”), and Parent’s written calculation of the aggregate Merger Consideration, and the adjustment necessary to reconcile the Estimated Merger Consideration to the aggregate Merger Consideration (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement shall be prepared as of 11:59 p.m. on the Closing Date in accordance with GAAP and in accordance with the principles and policies used in preparing interim financial statements. The computation of Closing Working Capital is intended to show the change in Working Capital from Working Capital Target, and such change can only be measured if the calculation is done in the same way and using the same methods. In furtherance of the foregoing, any reduction that is specifically identifiable (other than from the sale of inventory or the receipt of payments in respect of accounts receivable) in finished goods inventory, raw materials, work in process or accounts receivable set forth in the Preliminary Adjustment Statement will be reviewed to determine if a corresponding adjustment should be made to such entries with respect to the months included in the computation of the Working Capital Target as set forth on Exhibit B (and the Working Capital Target shall be equitably adjusted therefor). In such preparation: (a) any and all effects on the assets or liabilities of any of the Acquired Companies of any financing or refinancing arrangements entered into by Parent and Merger Sub at any time at or after the Effective Time shall be entirely disregarded; (b) it shall be assumed that the Acquired Companies and their respective lines of business shall be continued as a going concern; and (c) there shall not be taken into account the closing of the transaction or any of the plans, transactions or changes that Parent intends to initiate or make or cause to be initiated or made at or after the Effective Time with respect to any of the Acquired Companies or its respective business or assets, or any facts or circumstances that are unique or particular to Parent or Merger Sub or any assets or liabilities of Parent or Merger Sub, or any obligation for the payment of the Merger Consideration hereunder. Furthermore, the value of the inventory of the Acquired Companies set forth on the Preliminary Adjustment Statement shall be based on a physical count performed as of the Closing Date, at which the Stockholders’ Representative or his delegate may be present. The Stockholders’ Representative shall reasonably cooperate with Parent and Merger Sub in the preparation of the Preliminary Adjustment Statement.
          3.5.2. Adjustment Statement Review. The Stockholders’ Representative shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and shall notify Parent in writing of any dispute it has with respect to the preparation and content of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment no later than the thirtieth (30th) day after the Stockholders’ Representative’s receipt thereof, setting forth in such notice the Stockholders’ Representative’s objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which the Stockholders’ Representative claims are required to be made thereto. Parent shall, and shall cause the Acquired Companies to, cooperate with all representatives of Stockholders’ Representative in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of the Acquired Companies to be made available during normal business hours to such representatives, and shall cause the necessary personnel of the Acquired Companies to assist such representatives in their review of the Preliminary Adjustment Statement, including granting such persons access to the facilities and other assets of the Acquired Companies, in each case, upon reasonable advance notice.
          3.5.3. Adjustment Statement Dispute Resolution. If the Stockholders’ Representative timely notifies Parent and Merger Sub in accordance with Section 3.5.2 of an objection by the Stockholders’ Representative to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if the Stockholders’ Representative and Parent are unable to resolve such dispute through good faith negotiations within fifteen (15) days after the Stockholders’ Representative’s delivery of such notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by such accounting firm of national reputation as shall be mutually acceptable to Parent and the Stockholders’ Representative (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Parent and the Stockholders’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Parent and the Stockholders’ Representative and their respective Affiliates. The fees and disbursements of the Independent Accountants shall be shared equally between Parent, on the one hand, and the Stockholders’ Representative, on the other hand.
          3.5.4. Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon all Persons for all purposes of this Agreement, upon the earliest to occur of the following:
               (a) the mutual acceptance by Parent and the Stockholders’ Representative of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by the Stockholders’ Representative and consented to by Parent;
               (b) the expiration of thirty (30) days after the Stockholders’ Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Parent in accordance with Section 3.5.2; or
               (c) the delivery to Parent and the Stockholders’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 3.5.3.
          3.5.5. Adjustment of Merger Consideration. If the aggregate Merger Consideration, as finally determined in accordance with this Section 3.5, is greater than the Estimated Merger Consideration, then Parent shall pay the amount of such difference to the Stockholders’ Representative for the benefit of the Stockholders by means of a wire transfer of immediately available funds to the Stockholders’ Representative. If the aggregate Merger Consideration, as finally determined in accordance with Section 3.5, is less than the Estimated Merger Consideration, the Stockholders’ Representative and Parent shall cause the Escrow Agent to pay from the Unspecified Escrowed Funds the amount of such difference to Parent by means of a wire transfer of immediately available funds to an account designated by Parent. For Tax purposes, any payment by Parent or from the Escrowed Funds to Parent under this Agreement, including pursuant to Article 9, shall be treated as an adjustment to the Merger Consideration unless a contrary treatment is required by Law. Any payments due and payable pursuant to this Section 3.5.5 shall be paid no later than two (2) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 3.5.4.
     3.6 Escrows.
          At the Closing, Parent, the Stockholders’ Representative and J.P. Morgan Trust Company, National Association (the “Escrow Agent”) shall enter into two escrow agreements, substantially in the form of Exhibit B and Exhibit C hereto (the “Escrow Agreements”). The first escrow shall be created for the purpose of securing payment related to a specific listing of liabilities which the Stockholders have agreed to bear responsibility (the “Specific Indemnity Matters”), and shall be for an amount equal to Three Million Dollars ($3,000,000) (the “Specified Escrow Funds”). The second escrow shall be created for the purpose of securing the indemnification provisions of this Agreement as well as any adjustment to the Merger Consideration or other obligations to Parent pursuant to this Agreement, and shall be for an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Unspecified Escrowed Funds” and together with the Specified Escrow Funds, the “Escrowed Funds”).
ARTICLE 4: REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES
          The Company represents and warrants that except as set forth in the disclosure schedule of corresponding number to the sections below or where it is reasonably apparent that the disclosure is relevant, which disclosure schedule is delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”), as follows:
     4.1 Organization, Good Standing and Enforceability.
          4.1.1 Organization; Good Standing. Each of the Acquired Companies is a corporation organized, validly existing and in good standing under the Laws of the state of its incorporation. Each of the Acquired Companies has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation or foreign entity in, and is in good corporate standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where a failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Schedule 4.1 of the Company Disclosure Schedule sets forth a true and complete list of (a) all jurisdictions in which each of the Acquired Companies is qualified or licensed to do business as a foreign corporation or foreign entity, (b) all directors and officers of each of the Acquired Companies, (c) all bank, payroll and securities brokerage accounts of each of the Acquired Companies and all authorized signers for each such account, and (d) all powers of attorney granted by each of the Acquired Companies to any third party that are currently in effect. The Company has delivered to Parent and Merger Sub a true, complete and correct copy of the Organizational Documents, as currently in effect and reflecting any and all amendments thereto, for each of the Acquired Companies. None of the Acquired Companies is in violation of any provision of its Organizational Documents.
          4.1.2 Authorization; Enforceability. All necessary corporate action on the part of the Acquired Companies with respect to the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby has been taken, except for approval by the Stockholders. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Company in connection herewith, will upon such delivery be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

     4.2 Capital Stock.
          4.2.1. The Company. The total number of shares of capital stock of all classes which the Company has the authority to issue is Two Million Seven Hundred Fifty Thousand (2,750,000) shares of common stock, $0.01 par value per share (the “Common Shares”), and One Million (1,000,000) shares of preferred stock, $0.01 par value per share, of which One Hundred Fifty (150) shares have been designated Series I Preferred Shares (the “Preferred Shares”). Of such authorized shares, a total of Two Million Four Hundred Thirty Seven Thousand Four Hundred Twenty Three (2,437,423) Common Shares are issued and outstanding and One Hundred Fifty (150) Preferred Shares are issued and outstanding and are owned of record in the respective amounts set forth on Schedule 4.2.1 of the Company Disclosure Schedule. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. (a) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company, (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Company to issue or sell any shares of capital stock or other securities of the Company to any Person (including any warrant, stock option, call, put, preemptive right, convertible debt obligation, subscription for stock or securities convertible into or exchangeable for stock of the Company, or any other similar right, security, instrument or agreement), (c) there is no obligation, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company, or (ii) make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than an Acquired Company), or (d) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Stockholders are entitled to vote.
          4.2.2. EFF. The total number of shares of capital stock of all classes which EFF has the authority to issue is Two Hundred Fifty Thousand (250,000) shares of common stock, $0.01 par value per share (the “EFF Shares”), and Two Hundred Fifty Thousand (250,000) shares of preferred stock. Of such authorized EFF Shares, a total of Ten Thousand (10,000) shares are issued and outstanding and are owned beneficially and of record by the Company free and clear of any Lien or pledge. All of the issued and outstanding EFF Shares have been authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. (a) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of EFF, (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause EFF to issue or sell any shares of capital stock or other securities of EFF to any Person (including any warrant, stock option, call, put, preemptive right, convertible debt obligation, subscription for stock or securities convertible into or exchangeable for stock of EFF, or any other similar right, security, instrument or agreement), (c) there is no obligation, contingent or otherwise, of EFF to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of EFF, or (ii) make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than an Acquired Company), or (d) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of EFF are entitled to vote.
          4.2.3. Milnot. The total number of shares of capital stock of all classes which Milnot has the authority to issue is One Hundred Thousand (100,000) shares of common stock, $0.01 par value per share, all of which has been designated Class A Common Stock (the “Milnot Shares”). Of such authorized Milnot Shares, a total of Sixty Nine Thousand Three Hundred Fifty (69,350) Class A Common shares are issued and outstanding and are owned beneficially and of record by EFF free and clear of any Lien or pledge. All of the issued and outstanding Milnot Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. (a) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Milnot, (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause Milnot to issue or sell any shares of capital stock or other securities of Milnot to any Person (including any warrant, stock option, call, put, right, convertible debt obligation, subscription for stock or securities convertible into or exchangeable for stock of Milnot, or any other similar right, security, instrument or agreement), (c) there is no obligation, contingent or otherwise, of Milnot to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Milnot, or (ii) make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than an Acquired Company), or (d) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Milnot are entitled to vote.
     4.3 Other Ventures.
          None of the Acquired Companies owns of record or beneficially any equity interest in any other Person (other than an Acquired Company), nor is it a partner or member of any partnership, limited liability company, joint venture or similar arrangement or entity.
     4.4 Noncontravention.
          (a) Neither the execution and delivery of this Agreement or any agreement or document executed by the Company or the Stockholders’ Representative pursuant hereto, nor the consummation by the Company or the Stockholders’ Representative of the transactions contemplated hereby or thereby, nor compliance by the Company or the Stockholders’ Representative with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of any Acquired Company, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration with respect to, or give rise to any obligation of any Acquired Company to make any payments under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation or imposition of a Lien upon any property or assets of any Acquired Company pursuant to any Material Contract or Permit to which any Acquired Company is a party or by which any Acquired Company or any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(b) of the Company Disclosure Schedule, violate any Order or Law applicable to the Acquired Companies or any of their respective properties or assets.
          (b) No consent or Permit is required to be obtained by any Acquired Company in connection with (i) the execution and delivery of this Agreement and the other agreements and documents to be entered into as contemplated herein, (ii) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby, or (iii) the continuing validity and effectiveness, immediately following the Closing, of any Permit or Material Contract of any Acquired Company.
     Financial Statements. Attached to Schedule 4.5 of the Company Disclosure Schedule are true and complete copies of (a) the audited consolidated balance sheets of the Acquired Companies and the related audited consolidated statements of operations, stockholders’ equity (deficit) and other comprehensive income and cash flows of the Acquired Companies as of and for the fiscal years ended July 1, 2006 and July 2, 2005 audited by Grant Thornton LLP and (b) the unaudited consolidated balance sheet of the Acquired Companies and the related unaudited consolidated statement of income of the Acquired Companies as of and for the thirty-four week period ended February 24, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended, except, with respect to the unaudited financial statements for the period ended February 24, 2007, (i) normal year end adjustments which are not material, individually or in the aggregate, and (ii) the absence of disclosures normally made in footnotes.
     4.5 Absence of Certain Changes or Events.
          From December 30, 2006 to the date of this Agreement (i) the Acquired Companies have conducted their respective businesses in the ordinary course of business and have used commercially reasonable efforts to preserve such businesses intact, to keep available the services of the employees of the Acquired Companies and to preserve the goodwill of the suppliers and customers of the Acquired Companies, and (ii) there has not been any event, occurrence, circumstance or development that, individually or in the aggregate, has had or would be substantially likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, from December 30, 2006 to the date of this Agreement:
               (a) there has not been any change in the Tax reporting or accounting policies or practices of any of the Acquired Companies, including practices with respect to (i) depreciation or amortization polices or rates or (ii) the payment of accounts payable or the collection of accounts receivable, and none of the Acquired Companies has settled or compromised any Tax liability or made or rescinded any Tax election;
               (b) none of the Acquired Companies has incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 4.22 of the Company Disclosure Schedule, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any debt greater than Fifty Thousand Dollars ($50,000) owed to it, or released any claim greater than Fifty Thousand Dollars ($50,000) possessed by it;
               (c) none of the Acquired Companies has suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets having a value in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;
               (d) none of the Acquired Companies has (i) made, granted, or committed to make or grant: (A) any bonus or any wage, salary or compensation increase to any (y) director or officer, or (z) employee, independent contractor or consultant, or (B) an increase of any benefit provided under any Acquired Company Plan, (ii) adopted, amended or terminated any employee benefit plan, program or arrangement, or (iii) entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its current or prospective directors, officers, employees, independent contractors, consultants or stockholders.
               (e) none of the Acquired Companies has sold, assigned, transferred, licensed, or subjected to any Lien, or has committed to sell, assign, transfer, license, or subject to any Lien, any tangible or intangible assets for an amount in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, except for sales of inventory in the ordinary course of business and except for Permitted Liens;
               (f) none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, any asset for an amount in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, except purchases of inventory and supplies in the ordinary course of business, consistent with past practice;
               (g) none of the Acquired Companies has made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate for additions to properties, plant, equipment, or intangible capital assets or aggregate capital expenditures and commitments, other than those capital expenditures or commitments made or authorized in the ordinary course of business;
               (h) to the Company’s Knowledge solely with regard to any Affiliates of DFA, none of the Acquired Companies has engaged in any transactions with, or entered into any Contracts with, any Affiliates of the Acquired Companies or the Stockholders, except to the extent required by Law or any then existing agreements;
               (i) none of the Acquired Companies has made any loans or capital contributions to, or investments in, any Person or paid any fees or expenses to any Acquired Company or any director, officer, partner, stockholder or Affiliate of any Acquired Company except with respect to payments to, and reimbursement of, fees and expenses of employees, directors and officers of the Acquired Companies in the ordinary course of business or required by holder of a mortgage or deed of trust encumbering the Owned Real Property, or any landlord with respect to the Leased Real Property;
               (j) none of the Acquired Companies has amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business or which, in the aggregate, would not be material to the Acquired Companies taken as a whole;
               (k) none of the Acquired Companies has granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;
               (l) none of the Acquired Companies has instituted or settled any action, suit or proceeding that involved more than Fifty Thousand Dollars ($50,000);
               (m) the Company has not declared or paid any dividends or distributions to its stockholders and none of the Acquired Companies has repurchased or redeemed any shares of capital stock or other equity interests;
               (n) none of the Acquired Companies has issued or sold any shares of capital stock or in its capital or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of any Acquired Company or split, combined or subdivided the capital stock or other equity interests of any Acquired Company;
               (o) none of the Acquired Companies has revalued any of its respective assets, including writing off accounts receivable or revaluing inventory; or
               (p) none of the Acquired Companies has agreed to take any of the actions described in sub-clauses (a) through (o) above.
     4.6 Taxes.
          (a) Each of the Acquired Companies has filed all income and all other Tax Returns that it is required to file under applicable Law. To the extent that there is transfer pricing among the Acquired Companies, the Acquired Companies have maintained contemporaneous documentation required to support same. All income and all other Taxes due and owing by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by an authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Companies. None of the Acquired Companies has waived any statute of limitations in respect to income or other Taxes or agreed to any extension of time with respect to an income or other Tax assessment or deficiency.
          (b) None of the Acquired Companies (i) is a party to or bound by any Tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the

          Company, or (iii) has any liability for the Taxes of any person other than the Acquired Companies under U.S. Treasury Regulations §1.1502-6, §1.1502-78 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, except as an Acquired Company may be required to reimburse its landlord for or pay its proportionate share of real estate taxes and assessments under a Lease.
               (c) Each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.
               (d) None of the Acquired Companies has received from any federal, state, local or foreign Taxing Authority (including in jurisdictions where any of the Acquired Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any of the Acquired Companies. The Acquisition Balance Sheet reflects an adequate reserve for all Taxes for which the Acquired Companies may be liable for all taxable periods and portions thereof through the date hereof and through the Closing Date.
               (e) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in U.S. Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date. None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
               (f) The Company has not been a United States real property holding company within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Each of the Acquired Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.
               (g) None of the Acquired Companies has entered into any transaction that is a Reportable Transaction as defined in Treasury Regulations Section 1.6011-4(b)
     4.7 Employees.
          There are no pending or, to the Company’s Knowledge, threatened controversies, grievances or claims by any employee or former employee of any of the Acquired Companies with respect to his or her employment, termination of employment or compensation and benefits that involve more than Ten Thousand Dollars ($10,000) individually (other than routine claims for benefits, including workers’ compensation). None of the Acquired Companies is a party to, or bound by, any collective bargaining agreement with any labor organization. No labor strike or stoppage is pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies. Each Acquired Company is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax. Schedule 4.8 of the Company Disclosure Schedule sets forth each “mass layoff” or “plant closing” as defined by the WARN Act with respect to any Acquired Company and each such mass layoff and plant closing has been completed in material compliance with all applicable Law.
     4.8 Employee Benefit Plans and Other Compensation Arrangements.
          Set forth on Schedule 4.9(a) of the Company Disclosure Schedule is a true and complete list of all current Acquired Company Plans. Correct and complete copies of the following documents with respect to each such Acquired Company Plan have been made available to Parent, as applicable: (i) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto, (ii) the Forms 5500s and all schedules thereto for the most recent two years, (iii) the most recent valuation report, (iv) the most recent IRS determination letter, (v) the most recent summary plan description and subsequent summaries of material modifications, (vi) the most recent audited financial statements, and (vii) written summaries of all non-written Plans. Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedule:
               (a) neither any Acquired Company nor any ERISA Affiliate has sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA and no Acquired Company nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) the Code), whether or not waived, with respect to any such plan and there is currently no active filing with the Pension Benefit Guaranty Corporation (and no proceeding has been commenced by the Pension Benefit Guaranty Corporation) to terminate any such plan;
               (b) each of the Acquired Company Plans and any related trusts currently satisfy in all material respects, and for all prior periods have satisfied in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, including, as applicable, requirements under Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;
               (c) all of the Acquired Company Plans have been operated in compliance in all material respects with their respective terms and all Laws, and all contributions required under the terms of the Acquired Company Plans or applicable Law have been timely made;
               (d) except with regard to the funding of the Retirement Plan of Eagle Family Foods, Inc. for Bargaining Unit Employees and self insured obligations, the Acquired Companies have no material liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the current Acquired Company Plans or administration thereof, none of which are overdue under applicable Law;
               (e) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will now or at any time in the future (i) result in any payment becoming due to any director, officer, employee, former employee, independent contractor, consultant or agent of a Acquired Company from the Acquired Companies under any Acquired Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Acquired Company Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) give rise to an obligation to pay any amount by any of the Acquired Companies or Parent (or any Affiliate of Parent) or any Acquired Company Plan that would not be deductible by any of the Acquired Companies or Parent (or Affiliates of Parent) by reason of Section 280G of the Code; and
               (f) none of the Acquired Company Plans provide life, medical, dental, vision or other welfare benefits to Persons who are not current employees of an Acquired Company or their dependents or for periods longer than one month after termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or any similar state Law.
     4.9 Environmental Matters.
          With respect to each Acquired Company:
               (a) there has been no Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Real Property, or any other facility or property owned, occupied, or used by any Acquired Company now or in the past, except in compliance with applicable Law;
               (b) to the Company’s Knowledge, there are currently no and have not been any, asbestos- or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Real Property;
               (c) to the Company’s Knowledge, there are no electrical transformers, capacitors, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property that are serviced by or to which employees have access;
               (d) to the Company’s Knowledge, no Acquired Company has sent a Hazardous Material, regardless of quantity, to a site that, pursuant to any Law (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an Order, demand, request or cause of action by any Government Authority or other Person to take “Response,” “corrective,” “Removal,” or “Remedial” action, as defined in any Law, or to pay for the costs of any such action at any location;
               (f) no Acquired Company has received any written notice or Order from any Governmental Authority or other Person, claiming that it or its business is or may be liable for personal injury or property damage resulting from the Release of, or exposure to, any Hazardous Material, regardless of quantity, that was generated by or transported from an Acquired Company, except for notices which have been resolved with no remaining liability to any Acquired Company; and
               (g) to the Company’s Knowledge, there are no underground storage tanks or related piping, located on, under or at the Real Property, or any other location, facility or property owned, occupied, or used by any Acquired Company, now or in the past, nor have any underground tanks or piping been removed from any of the Real Property.
     4.10 Permits; Compliance with Laws.
          Each of the Acquired Companies is and has been in compliance in all material respects with applicable Laws, including, without limitation, the Federal Food, Drug and Cosmetic Act, as amended, the Nutrition Labeling and Education Act of 1990, as amended, the Food and Drugs Act, Canada and Consumer Packaging and Labeling Act, Canada, as amended and the pure food and drug Laws of each jurisdiction into which products of any of the Acquired Company are or have been shipped. Since January 1, 2005, none of the Acquired Companies has received any notice from any Person alleging any material noncompliance with any applicable Law or Permit, which remains unresolved as of the date of this Agreement. Each Acquired Company possesses all Permits which are required to operate their respective business at their current levels of production and in compliance with applicable Laws; each such Permit is valid and in full force and effect, and none of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement by the Company, or the consummation of the transactions contemplated hereby. To the Company’s Knowledge, there are no material inquiries, demands, customer compliance or investigations with respect to any violation of Law being conducted by any Governmental Authority.
     4.11 Real and Personal Properties.
          4.12.1 Real Property.
               (a) Schedule 4.12.1(a) of the Company Disclosure Schedule identifies the parcels of Real Property that constitute the Owned Real Property. The applicable Acquired Company is in possession of all Owned Real Property and such Acquired Company has insurable title in fee simple to such Owned Real Property free and clear of all Liens except for Permitted Liens.
               (b) Schedule 4.12.1(b) of the Company Disclosure Schedule identifies the parcels of Real Property that constitute the Leased Real Property and lists the leases to which an Acquired Company is a party as lessee or lessor relating to such Leased Real Property (the “Leases”). The applicable Acquired Company has a valid and subsisting leasehold estate in the Leased Real Property under which it is a lessee as set forth on Schedule 4.12(1)(b) of the

Company Disclosure Schedule. With respect to each Lease (i) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full, (ii) there is no existing default by the applicable Acquired Company or to the Company’s Knowledge, by the other party to such Lease, (iii) such Acquired Company has not received any written notice that it is in default under any of its Leases which default remains uncured, nor has such Acquired Company sent any default notice to any other party to any Lease, (iv) to the Company’s Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by such Acquired Company or any other party under any Lease, (v) to Company’s Knowledge, no other party under any Lease has any current defenses or claims against the applicable Acquired Company or rights of offset against any rents payable to such Acquired Company under its respective Lease, (vi) no Acquired Company or other lessee under any Lease has prepaid rent or any other amounts due under any Lease more than one (1) month in advance, (other than any required security deposit amounts), (vii) no Acquired Company or other lessee under any Lease has any rights of first refusal, rights of first offer or rights to expand or purchase any Leased Real Property other than as set forth in a Lease. The Leases delivered to Parent are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property and no Leases have been amended, modified or terminated since such delivery.
               (c) Neither the whole nor any material portion of the Owned Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any condemnation, requisition, or taking has been received by any Acquired Company. To the Company’s Knowledge, no such condemnation, requisition, or taking has occurred with respect to the Leased Real Property, or has been threatened or contemplated with respect to the Real Property. To the Company’s Knowledge, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Owned Real Property or access thereto. No Acquired Company has been notified in writing of future improvements by any public authority, which would or might result in material costs being asserted against any of the Owned Real Property.
               (d) The zoning of each parcel of Owned Real Property permits the existing improvements and uses of the applicable Acquired Company and any variances, conditional use permits and other special use restrictions required therefore have been obtained.
               (e) Each of the buildings, structures and improvements situated on the Owned Real Property located in El Paso, Texas and the building systems thereat is in working condition sufficient to operate the business conducted thereat as currently operated. No portion of the buildings, structures and improvements situated on the Owned Real Property, during the period of time during which such Owned Real Property has been owned by an Acquired Company, has been damaged by fire or other casualty except for such damage until the date of this Agreement which has been repaired and restored prior to the date of this Agreement.
          4.12.2 Personal Property. The Acquired Companies have marketable title to, or a valid leasehold interest in, each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business, since the date of the

Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified on Schedule 4.12.2(a) of the Company Disclosure Schedule, and except for Permitted Liens. Except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business, each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter is located at the Real Property. The tangible personal property is free from defects and in reasonable working condition and repair (taking into account the age of such tangible personal property and reasonable wear and tear thereon). Except for the personal property leases indicated on Schedule 4.12.2(b), no Person, other than the Acquired Companies, owns or utilizes any material tangible personal property used by any of the Acquired Companies in the operation of their businesses.
     4.12 Intellectual Properties.
          Schedule 4.13(a) of the Company Disclosure Schedule sets forth a complete and correct list of all of the following Acquired Intellectual Property: registered patents and pending patent applications, registered trademarks and pending trademark applications, material unregistered trademarks, registered copyrights and Internet domain names. Schedule 4.13(b) of the Company Disclosure Schedule sets forth all material licenses (including software licenses other than for commercially available, off-the-shelf software) with respect to which any of the Acquired Companies is a party either as a licensee or licensor (specifying its status) and any other material Contracts under which the Acquired Companies grant or receive any rights to Intellectual Property. Except as set forth in Schedule 4.13(c) of the Company Disclosure Schedule:
               (a) each of the Acquired Companies own the Acquired Intellectual Property, and has a valid right or license to use the Licensed Intellectual Property as it is currently being used;
               (b) the Acquired Intellectual Property is not subject to any Liens (other than Permitted Liens) and is not subject to any required prosecution or maintenance action falling due within ninety (90) days following the Closing Date;
               (c) the issued patents and registered Intellectual Property comprising the Acquired Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired or abandoned;
               (d) (i) none of the Acquired Intellectual Property, and to the Company’s Knowledge, none of the Licensed Intellectual Property infringes, misappropriates or otherwise conflicts with, any Intellectual Property of any third party; (ii) the conduct of the businesses as currently conducted by the Acquired Companies does not infringe upon any Intellectual Property owned by any third party; and (iii) none of the Acquired Companies is a party to any suit or adversarial proceeding in connection with the Acquired Intellectual Property or the Licensed Intellectual Property, nor has any of the Acquired Companies received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

               (e) (i) to the Company’s Knowledge, no third party is infringing, misappropriating or otherwise conflicting with any of the Acquired Intellectual Property or Licensed Intellectual Property; and (ii) no such claims have been brought or, to the Company’s Knowledge, threatened against any third party by any of the Acquired Companies;
               (f) the transactions contemplated by this Agreement will not negate or impair any right, title or interest of any of the Acquired Companies in or to any of the Acquired Intellectual Property or Licensed Intellectual Property;
               (g) none of the Acquired Intellectual Property was developed with any government funds; and
               (h) (i) all licenses listed on Schedule 4.13(b) of the Company Disclosure Schedule are in full force and effect and the legal, valid and binding obligations of the Acquired Companies and, to the Company’s Knowledge, the other parties thereto, and are enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity, and (ii) each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to any licenses or agreements listed on Schedule 4.13(b) of the Company Disclosure Schedule, is not in material breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a material breach or default) and to the Company’s Knowledge, no other party to any of the licenses or agreements listed on Schedule 4.13(b) of the Company Disclosure Schedule is in material breach or default thereunder.
     4.13 Contracts.
          Schedule 4.14(a) of the Company Disclosure Schedule lists all of the following written or oral agreements, contracts, leases, licenses, commitments, arrangements, binding letters of understanding or binding undertakings (collectively, “Contracts”) to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies is bound or are subject as of the date of this Agreement and as of the Closing Date (it being understood that the Company shall be permitted to provide Parent and Merger Sub with a supplement to Schedule 4.14(a) to reflect the entering into, or amendment, supplement or other modification of, any such agreements after the date hereof and prior to the Closing Date in compliance with Section 8.1.1 of this Agreement):
               (a) Contracts or group of related Contracts, other than purchase orders for inventory, that involve commitments to make capital expenditures or which provide for the purchase of goods or services by any of the Acquired Companies from any one Person or group of related Persons under which the undelivered balance of such goods or services has an aggregate purchase price in excess of Fifty Thousand Dollars ($50,000);
               (b) Contracts, other than purchase orders, with the twenty (20) largest customers in terms of sales of the Acquired Companies on a consolidated basis for the twelve (12) months ended December 31, 2006;

               (c) Contracts relating to Indebtedness or to the granting by any of the Acquired Companies of a Lien on any of their respective assets, or any guaranty by any of the Acquired Companies of any obligation in respect of borrowed money or otherwise;
               (d) Contracts with dealers, distributors or sales representatives that are not terminable without liability with ninety (90) days or less notice;
               (e) written Contracts relating to employment or consulting services that are not terminable without liability with ninety (90) days or less notice;
               (f) Contracts (for the avoidance of doubt, excluding confidentiality agreements entered into in the ordinary course of business and employee non-solicitation provisions) which limit the freedom of any of the Acquired Companies to engage in any business or compete with any Person;
               (g) Contracts pursuant to which any of the Acquired Companies is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, except for any such individual lease under which the aggregate annual rent or lease payments do not exceed Fifty Thousand Dollars ($50,000);
               (h) each partnership or joint venture Contract;
               (i) Contracts providing for severance, retention, change in control or other similar payments;
               (j) Contracts with any Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of any Acquired Company, which in the case of any Affiliate of DFA, shall be to the Company’s Knowledge;
               (k) except with respect to payments to, and reimbursement of, fees and expenses of employees, directors and officers of the Acquired Companies in the ordinary course of business, Contracts under which any Acquired Company has made advances or loans to any other Person in excess of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate;
               (l) except with respect to the sale of inventory in the ordinary course of business, Contracts under which any Acquired Company acquired, sold, assigned or disposed of assets involving a purchase price (in a single transaction or a series of transactions) in excess of One Hundred Thousand Dollars ($100,000) and under which any Acquired Company has any continuing obligation or liability;
               (m) Contracts relating to the acquisition or sale by any Acquired Company of any operating business or the capital stock or other ownership interest of any other Person involving a purchase price in excess of One Hundred Thousand Dollars ($100,000) and under which any Acquired Company has any continuing obligation or liability; and
               (n) any other Contract under which an Acquired Company or another party thereto is obligated to make payments in excess of Five Hundred Thousand Dollars ($500,000).

Complete copies of each Contract required to be identified on Schedule 4.14(a) of the Company Disclosure Schedule, including amendments, waivers, or other changes thereto (collectively, the “Material Contracts”) have been made available to Parent and Merger Sub. In the case of each oral Material Contract, Schedule 4.14(a) includes a brief description of such Contract. Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Company’s Knowledge, each other party thereto and enforceable in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity. Each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to the Material Contracts, is not in material breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a material breach or default) and to the Company’s Knowledge, no other party to any Material Contract is in material breach or default thereunder.
     4.14 Litigation.
          There are no actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending or, to the Company’s Knowledge, threatened in writing, against any of the Acquired Companies involving more than Thirty-Five Thousand Dollars ($35,000) in claims or damages individually. No Acquired Company is a party or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an “Order”) requiring a payment by an Acquired Company or restricting the business of an Acquired Company.
     4.15 Product Warranty.
          Since January 1, 2005, there have been no claims in excess of Fifty Thousand Dollars ($50,000) made against any of the Acquired Companies alleging that any products produced, distributed or sold by any Acquired Company are adulterated or misbranded and no such claims are currently pending, or to the Company’s Knowledge, threatened against any Acquired Company. No shipment or other delivery of products made or to be made by the Company on or prior to the Closing Date was or as of the Closing Date will be, and no food or food ingredients in inventory on the Closing Date will be as of the Closing Date (a) adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act, as amended (the “FD&C Act”), (b) an article which may not be introduced into interstate commerce, or (c) adulterated or misbranded within the meaning of any pure food Laws or ordinances of any jurisdiction to which such articles are shipped or to be shipped. There has not been, since January 1, 2005 through the date of this Agreement, any Class I, Class II or Class III (within the meaning of the FD&C Act) product recall of any product manufactured, shipped or sold by any of the Acquired Companies. Except for conditions or warranties implied or imposed by applicable Laws or otherwise contained in any Acquired Company’s standard terms and conditions of sale, no Acquired Company has given a condition, warranty, or made a representation in respect of products supplied, manufactured, sold or delivered by it.

     4.16 Product Liability.
          There are no claims alleging bodily injury or property damage in excess of Ten Thousand Dollars ($10,000) as a result of any product or the breach of any duty to warn, test, inspect or instruct of dangers of any product that are currently pending or, to the Company’s Knowledge, threatened in writing against any Acquired Company.
     4.17 Customers and Suppliers.
          Schedule 4.18 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers in terms of purchases (“Material Suppliers”) and the ten (10) largest customers in terms of sales (“Material Customers”) of the Acquired Companies on a consolidated basis, in each case for the twelve (12) months ended December 31, 2006. Since December 31, 2006, no Material Customer has canceled or otherwise terminated or, to the Company’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with such Acquired Company or to materially decrease its purchases from such Acquired Company. Since December 31, 2006, no Material Supplier has canceled or otherwise terminated or, to the Company’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with such Acquired Company or to materially decrease its sales of supplies to such Acquired Company.
     4.18 Insurance.
          Schedule 4.19 of the Company Disclosure Schedule contains a list of all material insurance policies owned or held by any of the Acquired Companies with respect to its respective assets or business. All such policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies. None of the Acquired Companies has any self-insured or co-insurance programs (excluding for this purpose, any applicable deductible) other than Acquired Company Plans with respect to short term disability. Schedule 4.19 of the Company Disclosure Schedule sets forth a description of all claims in excess of Fifty Thousand Dollars ($50,000) pending under any insurance policy owned or held by any of the Acquired Companies (other than Acquired Company Plans).
     4.19 Indebtedness; Selling Expenses.
          Schedule 4.20(a) sets forth a listing of all Indebtedness of any of the Acquired Companies and the Contracts and instruments under which such Indebtedness exists (it being understood that the Company shall be permitted to provide Parent and Merger Sub with a supplement to Schedule 4.20(a) after the date hereof and prior to the Closing Date to reflect any additions or deletions thereto that are made in compliance with Section 8.1.1 of this Agreement). Schedule 4.20(b) sets forth a listing of all Selling Expenses of any of the Acquired Companies and the Contracts and instruments under which such Selling Expenses exist (it being understood that the Company shall be permitted to provide Parent and Merger Sub with a supplement to Schedule 4.20(b) after the date hereof and prior to the Closing Date to reflect any additions or deletions thereto that are made in compliance with Section 8.1.1 of this Agreement).

     4.20 Books and Records.
          The books and records of the Acquired Companies have been maintained in compliance with GAAP.
     4.21 Undisclosed Liabilities.
          No Acquired Company has any liabilities or obligations whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into prior to the Closing Date or any action or inaction on the part of the Acquired Companies prior to the Closing Date (i) specifically reflected on and reserved against in the Acquisition Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Acquisition Balance Sheet, (iii) set forth on Schedule 4.22 of the Company Disclosure Schedule, (iv) obligations under Contracts to which an Acquired Company is party (other than obligations arising under any material breach), (v) Taxes as to which Section 4.7 applies, or (vi) immaterial liabilities or obligations.
               Related Party Transactions.
          No stockholder, partner or member of any Acquired Company, nor, to the Company’s Knowledge, any member of his or her immediate family or any Affiliate of any Stockholder, which in the case of any Affiliate of DFA, shall be to the Company’s Knowledge (each a “Related Person”) (a) owes any amount to any Acquired Company, nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (other than as an employee of an Acquired Company under any Acquired Company Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Acquired Companies in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by any Acquired Company, or (c) has any claim or cause of action against any Acquired Company, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Acquired Company Plans.
     4.22 Certain Payments.
          No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (b) established or maintained any fund or asset on behalf of an Acquired Company that has not been recorded in the books and records of the Acquired Companies.

     4.23 Brokerage.
          No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of any of the Acquired Companies, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for Banc of America Securities LLC, whose fees and expenses are a Selling Expense.
ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
     5.1 Organization; Authorization.
          Parent is a corporation organized, validly existing and in good standing under the Laws of the State of Ohio. Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Parent or Merger Sub, as applicable, in connection herewith and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to impair, hinder or adversely affect the ability of Parent or Merger to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby (a “Buyer Material Adverse Effect”). All necessary corporate action on the part of Parent and Merger Sub with respect to the consummation of the transactions contemplated hereby has been taken.
     5.2 Execution and Delivery; Enforceability.
          This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Parent and Merger Sub in connection herewith, will upon such delivery be, duly executed and delivered by Parent or Merger Sub, as applicable, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable in accordance with its terms.
     5.3 Governmental Authorities; Consents.
          Neither Parent or Merger Sub is required to submit any notice, report or other filing with any Governmental Authority in connection with Parent’s or Merger Sub’s execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Merger Sub in connection herewith, and such execution, delivery and performance will not violate any Law by which Parent or Merger Sub is bound. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Parent or Merger Sub in connection with Parent and Merger Sub’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Merger Sub in connection herewith or the consummation of the transactions contemplated hereby or thereby.
     5.4 Brokerage.
          Except for a broker used by Parent to secure its financing, the fees of which will be paid by Parent, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Parent or Merger Sub, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.
     5.5 Legal Proceedings.
          There is no Order and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, in Law or in equity, pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Sub from complying with the terms and provisions of this Agreement or have a Buyer Material Adverse Effect.
     5.6 Acquisition of Shares for Investment.
          Parent is acquiring shares of capital stock of the Surviving Corporation for investment purposes only and not with any present intention of distributing or selling such shares in violation of federal, state or other United States securities Laws.
     5.7 Available Funds.
          As of the date of this Agreement, and as of the Closing, Parent and Merger Sub have and will have sufficient funds available to satisfy the obligation of Parent and Merger Sub to pay the Merger Consideration.
     5.8 Inspections; No Other Representations.
          Parent is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and acquisition of companies such as the Acquired Companies as contemplated hereunder. Parent has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Parent acknowledges that the Company has given Parent access to key employees, documents and facilities of the Acquired Companies and, to the extent related thereto, its Affiliates. Without limiting the generality of the foregoing, Parent acknowledges that none of Acquired Companies or any of their officers, directors, shareholders or Affiliates makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the future business and operations of the Acquired Companies or any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Acquired Companies or any of the businesses, assets, liabilities or operations of the foregoing, except as expressly set forth in this Agreement.
ARTICLE 6: CLOSING CONDITIONS; DELIVERIES
     6.1 Conditions to Obligations of Parent and Merger Sub.
          The obligation of Parent and Merger Sub to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.1:
               (a) none of the parties hereto will be subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement;
               (b) an officer of the Company shall have executed and delivered to Parent and Merger Sub a certificate stating that (i) the representations and warranties of Company contained in Sections 4.1.2 [Authorization; Enforceability] and 4.2 [Capital Stock] are true and correct in all material respects as of the date of this Agreement and at and as of the Closing as though then made (except in each case for such representations and warranties that are as of another date, which shall be true and correct as of such date), (ii) the representations and warranties of Company contained in Article 4 other than those in Sections 4.1.2 [Authorization; Enforceability] and 4.2 [Capital Stock], without regard to any materiality or material adverse effect qualifier contained therein, are true and correct on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect; and (iii) the Company has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Acquired Companies prior to the Closing;
               (c) there shall not have occurred any facts, events, developments or circumstances that constitutes, or would be substantially likely to constitute, a Material Adverse Effect;
               (d) Parent and Merger Sub shall have received Payoff Letters with respect to the Senior Debt, the Acquisition Notes and any other Closing Indebtedness in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (other than the Senior Notes which is covered in clause (3) below), which provide for the full and final release of any and all Liens relating to such Indebtedness on the assets of the Acquired Companies following satisfaction of the terms contained in such Payoff Letters;
               (e) the Company shall have (i) exercised the covenant of defeasance option under the Indenture; (ii) mailed a notice of redemption to each Holder of Securities (as defined in the Indenture; and (ii) complied with all conditions and requirements of the Indenture with respect to such exercise of the covenant defeasance option and the delivering of such notice of redemption.

               (f) Parent and Merger Sub shall have received a certificate of corporate good standing as of the most recent practicable date for each Acquired Company from the Secretary of State of the applicable state of incorporation;
               (g) Parent and Merger Sub shall have received duly executed Escrow Agreements;
               (h) Parent and Merger Sub shall have received a duly executed Certificate of Merger;
               (i) Parent and Merger Sub shall have received from each Stockholder a duly executed Letter of Transmittal and all required deliveries thereunder, including stock certificates for the Shares;
               (j) Parent and Merger Sub shall have received from each Stockholder a duly executed release, nondisclosure, noninterference and non-hire agreement, substantially in the form attached hereto as Exhibit E;
               (k) Parent and Merger Sub shall have received duly executed termination agreements related to each of the following documents: (i) the Company’s 1998 Stock Incentive Plan, (ii) Amended and Restated Registration Rights Agreement dated November 23, 2004 among EFF, GE Investment Private Placement Partners II (“GEIPPPII”), Warburg, Pincus Ventures, LP (“WPV”), DFA and Craig Steinke, and (iii) Amended and Restated Stockholders Agreement dated November 23, 2004 among the Company, GEIPPPII, WPV, DFA and Craig Steinke;
               (l) Parent and Merger Sub shall have received the written legal opinion of counsel for the Company, addressed to Parent and Merger Sub as of the Closing Date, in form attached hereto as Exhibit F; and
               (m) Parent and Merger Sub shall have received the Closing Certificate pursuant to Section 3.4.1 hereof.
Any agreement or document to be delivered to Parent and Merger Sub pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Parent and Merger Sub.
     6.2 Conditions to the Company’s Obligations.
          The obligations of the Company to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:
               (a) none of the parties hereto will be subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement;
               (b) an officer of Parent and Merger Sub shall have executed and delivered to the Company a certificate stating that (i) the representations and warranties of Parent and Merger Sub contained in Sections 5.1 [Organization, Authorization] and 5.2 [Execution and Delivery; Enforceability] are true and correct in all material respects as of the date of this Agreement and at and as of the Closing as though then made (except in each case for such representations and warranties that are as of another date, which shall be true and correct as of such date), (ii) the representations and warranties of Parent and Merger Sub contained in Article 5 other than Sections 5.1 [Organization, Authorization] and 5.2 [Execution and Delivery; Enforceability], without regard to any materiality or material adverse effect qualifier contained therein, are true and correct on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Buyer Material Adverse Effect; and (iii) the Parent and Merger Sub have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Parent and Merger Sub prior to the Closing;
               (c) the Company shall have received a certificate of corporate good standing of Parent and Merger Sub as of the most recent practicable date from the Secretary of State of the applicable state of incorporation;
               (d) the Company shall have received duly executed Escrow Agreements; and
               (e) the Company shall have received a duly executed Certificate of Merger.
Any agreement or document to be delivered to the Company pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Company.
ARTICLE 7: THE CLOSING
          The consummation of the transactions contemplated herein (the “Closing”) will take place on the later to occur of May 1, 2007 and the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 hereof (other than those conditions that are to be satisfied on the Closing Date) and shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019-6099 or at such other time and place as to which Parent, Merger Sub and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the Effective Time.

ARTICLE 8: ADDITIONAL COVENANTS AND AGREEMENTS
     8.1 Pre-Closing Covenants and Agreements.
          8.1.1. Conduct of Business. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 8.1.4 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or except to the extent Parent otherwise consents, which consent will not to be unreasonably withheld, delayed or conditioned, the Company shall cause each of the Acquired Companies to: (a) be operated in the ordinary course of business, consistent with past practice, (b) use commercially reasonable efforts, consistent with past practice, to preserve intact its respective business organizations and relationships with Persons doing business with the Acquired Companies, as applicable, (c) maintain its material assets in their current state of condition and repair (reasonable wear and tear excepted), (d) keep in full force and effect all insurance policies described on Schedule 4.19(a) (or suitable replacements thereof), (e) not make any amendment to its Organizational Documents, and (f) file, and pay all Tax due under, the Tax Returns that the Acquired Companies have filed extensions for as listed on Schedule 4.7 of the Company Disclosure Schedule on or before the applicable legally extended due date if same is prior to the Closing. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as set forth on Schedule 8.1.1, during the Pre-Closing Period, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, the Company shall not, and the Company shall not permit any of the other Acquired Companies to take, or agree (whether in writing or otherwise) to take, any action that would result in a violation of Section 4.6 hereof if such action had been on or before the date of this Agreement. In addition, during the Pre-Closing Period, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, the Acquired Companies shall not, other than in the ordinary course of business consistent with past practice or as contemplated herein with respect to the consummation of the transactions contemplated hereby, (A) enter into a Contract that, had it been entered into prior to the date hereof, would have constituted a Material Contract and (B) enter into any amendment, cancellation, termination, relinquishment, waiver or release of any Material Contract or any Contract entered into pursuant to clause (A) of this sentence. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct any Acquired Company’s operations prior to the Closing. Prior to the Closing, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.
          8.1.2. Access. From the date of this Agreement to the Closing, the Company will, and will cause the other Acquired Companies to (a) give Parent and Merger Sub and their authorized representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Acquired Companies (subject to any restrictions which may be imposed under applicable Leases), (b) permit Parent and Merger Sub to make such inspections thereof as Parent and Merger Sub may reasonably request, and (c) cause its officers to furnish Parent and Merger Sub with such available financial and operating data and other information with respect to the business and properties of the Acquired Companies as Parent and Merger Sub may from time to time reasonably request; provided, however, that (x) any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operation of the business of the Acquired Companies, (y) Parent and Merger Sub shall not have access to perform any invasive environmental testing at the properties, and (z) Parent and Merger Sub and their representatives shall not contact or hold discussions with any Acquired Company’s landlord, the holders of any mortgages or deeds of trust encumbering the Owned Real Property, customers, suppliers or non-management employees of the Acquired Companies without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. All such information and access shall be subject to the terms and conditions of the letter agreement dated January 26, 2007, between Parent and the Company (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement, the Acquired Companies shall not be required to disclose any information to Parent or Merger Sub or its authorized representatives if doing so could violate any agreement or federal, state, local or foreign Law to which the Acquired Companies is a party or to which it is subject.
          8.1.3. Satisfaction of Closing Conditions.
               (a) During the Pre-Closing Period and subject to the terms and conditions of this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to consummate the transactions contemplated by this Agreement. The parties shall use commercially reasonable efforts to, and shall cooperate with each other so as to, obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under this Agreement. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the Laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable Law. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.
               (b) The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Without limiting the foregoing, each of the parties hereto shall use commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby.
               (c) Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Government Authority regarding any of the transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent shall advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) that Parent proposes to make or enter into with the FTC, the DOJ or any other Government Authority in connection with the transactions contemplated hereby. The Company shall advise Parent promptly in respect of any understandings, undertakings or agreements (oral or written) that the Company proposes to make or enter into with the FTC, the DOJ or any other Government Authority in connection with the transactions contemplated hereby.
               (d) If any objections are asserted with respect to the transactions contemplated hereby by the FTC, the DOJ or any other Government Authority or if any suit is instituted by any Government Authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust law, each of the parties shall use commercially reasonable efforts to resolve such objections or challenge as such Government Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, decree or ruling or statute, rule, regulation or executive order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement.
          8.1.4. Termination. This Agreement may be terminated:
               (a) by mutual written consent of Parent and the Company at any time prior to the Closing;
               (b) by Parent or the Company if it is not in breach and a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within thirty (30) days after being notified of same;
               (c) by Parent or the Company, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 31, 2007;
               (d) by Parent or the Company, if such party has complied with its obligations under Section 8.1.3 and any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby (and such Order has not been vacated, lifted, reversed or overturned after compliance with Section 8.1.3); or
               (e) by Parent, if all of the shareholders of the Company have not executed a written consent, in the form attached hereto as Exhibit G, approving the Merger within one Business Day after the date of this Agreement (the “Written Consent”).
If this Agreement is terminated pursuant to Section 8.1.4(a), then all provisions of this Agreement except Section 8.2.1 shall thereupon become void without any liability on the part of any party hereto to any other party hereto. If this Agreement is terminated other than pursuant to Section 8.1.4(a), such termination will not affect any right or remedy which accrued hereunder or under applicable Laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable Laws in respect of such termination and so that any party responsible for any material breach or material nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences thereof. If this Agreement is terminated, Parent will redeliver or destroy, and will cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of the Acquired Companies relating to the transactions contemplated hereby, whether obtained before or after the execution hereof and all information received by Parent with respect to the business, operations, assets or financial condition of the Acquired Companies shall remain subject to the Confidentiality Agreement.
          8.1.5. Subsequent Actions. From time to time prior to the Closing, the Company will supplement the Company Disclosure Schedule with respect to any material matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described therein or which is necessary to complete or correct any information therein or in any representation or warranty of the Company which has been rendered inaccurate thereby. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement, including for purposes of determining the satisfaction of the conditions set forth in Article 6 hereof or for determining Losses for purposes of indemnification under Article 9 hereof, except as specifically provided in Sections 4.14 and 4.20.
          8.1.6. Financial Statements. During the Pre-Closing Period, the Company shall deliver, or cause to be delivered, to Parent and Merger Sub as soon as practicable after the end of each month, unaudited monthly financial statements of the Acquired Companies.
          8.1.7. Publicity. During the Pre-Closing Period, any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by the Company and Parent, or as may be required by Law or by any Governmental Authority; provided, that in no event shall EFF or Parent be precluded from issuing a press release and a Current Report on Form 8-K with respect to this Agreement and the transactions contemplated hereby. Any press release relating to this Agreement or the transactions contemplated hereby shall be provided to the other party for their review and approval, which shall not be unreasonably withheld, at least two (2) business days prior to the issuance date.
          8.1.8. No Negotiation. After receipt of the Written Consent and during the remainder of the Pre-Closing Period, the Company shall not, nor shall it permit any other Acquired Company or their respective Affiliates, Related Persons, trustees, advisors, agents or other representatives to, directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (a) reorganization, liquidation, dissolution or recapitalization of any Acquired Company, (b) merger or consolidation involving any Acquired Company, (c) purchase or sale of any assets or capital stock of any Acquired Company (other than a purchase or sale of assets in the usual and ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving any Acquired Company or any of its assets (the foregoing items (a) through (d) collectively referred to herein as a “Business Sale”), or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall terminate all discussions with third parties regarding any of the foregoing.
     8.2 Miscellaneous Covenants.
          8.2.1. Expenses. Each of the parties shall pay all costs and expenses incurred by it in the negotiation, preparation and consummation of this Agreement and the other documents contemplated hereby and carrying out of the contemplated transactions, except as otherwise expressly provided in this Agreement.
          8.2.2. No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of Parent, in the case of the Company, and the Company, in the case of Parent or Merger Sub, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Parent or Merger Sub may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Parent; provided, further, that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder; (b) Parent and Merger Sub may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Parent and Merger Sub and its successors and permitted assigns may assign their rights, but not their obligations, under this Agreement in connection with a transfer of all or substantially all of the assets of Parent.
          8.2.3. Stockholders’ Representative. The Stockholders’ Representative shall have the full and exclusive authority to (i) agree with Parent with respect to any matter or thing required or deemed necessary by the Stockholders’ Representative in connection with the provisions of this Agreement calling for the agreement of Stockholders, give and receive notices on behalf of all Stockholders, and act on behalf of Stockholders in connection with any matter as to which Stockholders are or may be obligated under this Agreement or the Escrow Agreements, all in the absolute discretion of the Stockholders’ Representative, (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Stockholders’ Representative to be necessary or advisable in connection with, this Agreement, and (iii) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article 9 and performance of obligations under Article 3. All decisions by the Stockholders’ Representative shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Representative may communicate with any Stockholder or any other Person concerning his responsibilities hereunder, but it is not required to do so, provided, however, that until the final distribution of the Escrowed Funds, the Stockholders’ Representative shall respond to reasonable requests made by any Stockholder with respect to the Escrow Agreements. The Stockholders’ Representative has a duty to serve in good faith the interests of Stockholders and to perform its designated role under this Agreement, but the Stockholders’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct or gross negligence. Parent acknowledges and agrees that the Stockholders’ Representative may resign as Stockholders’ Representative at any time by written notice delivered to each Stockholder and to Parent, and that upon such resignation the Stockholders shall promptly select a successor Stockholders’ Representative.
               Taxes.
          All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne 50% by the Parent and Merger Sub and 50% by the Company (which shall be considered a Selling Expense). Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party for their review and approval, which shall not be unreasonably withheld, at least ten (10) days prior to the due date for such Tax Returns.
               Employee Matters.
          (a) On or before the Closing Date, the Company agrees to terminate those employees of the Acquired Companies listed on Schedule 8.4(a)(i) (the “Scheduled Terminated Employee”). Those employees of the Acquired Companies who will remain employees after the Closing Date (the “Scheduled Transition Employees”) only for a transition period after the Closing (the “Transition Period”) are listed on Schedule 8.4(a)(ii). In connection with amounts owed to the Scheduled Transition Employees, an amount equal to Three Million One Hundred Six Thousand Two Hundred Sixty Dollars ($3,106,260) shall be treated as a Selling Expense hereunder (the “Severance Selling Expense”). The Severance Selling Expense shall fund, as an exclusive remedy, any Losses resulting from the termination of the Scheduled Transition Employees by any of the Acquired Companies. Parent agrees that it shall not, and it shall not permit the Surviving Company to require that a Scheduled Transition Employee execute a release to obtain payments under the Employee Severance and Retention Plan of EFF other than in the form provided to Parent by the Company.
          (b) Until December 31, 2007, Parent and its Affiliates agree to maintain the health, dental and vision employee benefits provided to employees of the Acquired Companies and their dependents immediately prior to the Closing Date under the applicable terms of the Acquired Company Plans.
               Real Estate Matters.
          From and after the date hereof, the Company shall assist Parent and Merger Sub in seeking to obtain (a) from the landlords of the Leased Real Property, appropriate waiver, consent and estoppel certificates; (b) proforma owners title insurance policies with respect to the Owned Real Property; and (c) ALTA/ACSM surveys of the Owned Real Property. In connection with Parent obtaining any new title insurance policies or commitments or bring-down certificates related to previously issued policies, the Company and the Acquired Companies shall deliver to the issuing title company such standard form, customary documents as are reasonably requested, including without limitation, standard gap indemnity, owner’s affidavit and mechanics lien assurances as are typically required in connection therewith and a duly executed affidavit of non-foreign status as required by the Code. All of the foregoing shall be at Parent’s sole cost and expense.
     8.3 Directors’ and Officers’ Indemnification and Insurance.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the Closing, a director or officer of any Acquired Company (the “Indemnified D&O Parties”) is, or is threatened to be, made a party thereto based in whole or in part on the fact that such Person is or was a director or officer of an Acquired Company, whether in any case asserted or arising before, on or after the Closing (each, a “Proceeding”), the Surviving Corporation shall, to the fullest extent permitted by Law, indemnify and hold harmless such Person from and against such Proceeding as provided in this Section 8.6. Notwithstanding anything contained herein to the contrary, in no event shall the indemnification under this Section 8.6 in any way limit any claim for Losses of the Parent Indemnitees arising under this Agreement or any agreement or document delivered in connection with the transactions contemplated hereby.
          (b) The Surviving Corporation shall retain in the Organizational Documents of each of the Acquired Companies any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the Indemnified D&O Parties as of Closing, and shall not thereafter amend the same as it relates to such indemnified parties (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such Indemnified D&O Parties).
          (c) After the Closing Date, the Surviving Corporation shall and shall cause the other Acquired Companies to indemnify and hold harmless, to the fullest extent permitted by Law, each Indemnified D&O Party from and against any and all Losses, (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified D&O Party to the fullest extent permitted by Law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of any Proceedings.
          (d) An Indemnified D&O Party shall notify Parent of the existence of a Proceeding for which such Indemnified D&O Party is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified D&O Party learns of such Proceeding; provided that the failure to so notify shall not affect the obligations under this Section 8.6 except to the extent such failure to notify actually prejudices Parent, the Surviving Corporation or another Acquired Company. The Indemnified D&O Party, Parent, the Surviving Corporation and the other Acquired Companies shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by Parent, the Surviving Corporation or the other Acquired Companies without the Indemnified D&O Party’s consent, which consent will not be unreasonably withheld, delayed or conditioned, except for a settlement which requires no more than a monetary payment for which the Indemnified D&O Party is fully indemnified. No settlement of a Proceeding may be made by an Indemnified D&O Party without the consent of Parent, the Surviving Corporation and the other Acquired Companies, which consent will not to be unreasonably withheld, delayed or conditioned.
          (e) On or prior to the Closing Date, the Company shall obtain a pre-paid policy or policies (i.e. “tail coverage”) to provide the Indemnified D&O Parties with liability insurance coverage for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement, the form of which shall be reasonably satisfactory to Parent. On the Closing Date, Parent agrees to pay, as part of the Merger Consideration, an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) to offset the cost to the Company in obtaining such tail coverage (the “Tail Insurance Amount”).
          (f) The provisions of this Section 8.6 are intended to be for the benefit of, and enforceable by, each Indemnified D&O Party and such Indemnified D&O Party’s estate, administrators, executors, heirs and representatives, and nothing herein shall affect any indemnification rights that any such Person may have under any charter, bylaws, Contract, applicable law or otherwise. The obligations of the Surviving Corporation and the other Acquired Companies under this Section 8.6 shall continue in full force and effect for a period commencing as of the Closing and ending as of the sixth anniversary of the Closing Date; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 8.6 asserted or made within such period shall continue until the final disposition of such claim.
ARTICLE 9: INDEMNIFICATION
     9.1 Indemnification of Parent and Merger Sub.
          9.1.1 From and after the Closing, only to the extent of the Unspecified Escrowed Funds, Parent and the Acquired Companies and their respective directors, officers, employees, Affiliates, stockholders, agents, representatives, successors and permitted assigns (collectively, the “Parent Indemnitees”), shall be entitled to be indemnified for and held harmless from:
               (a) any Losses based upon, resulting from, arising out of, caused by or in connection with the failure of, any inaccuracy in, or breach of, any of the representations and warranties in Article 4 (other than the representations in Section 4.7 which are covered in Section 9.1(c) below) to be true and correct on the date hereof or the Closing Date; provided, however, for purposes of calculating Losses for any breach of or inaccuracy in such representations and warranties, any materiality, Material Adverse Effect or similar qualifications in such representations and warranties shall be disregarded;
               (b) any Losses based upon, resulting from, arising out of, caused by or in connection with any breach or nonperformance of any covenant, agreement or obligation of the Company or the Stockholders’ Representative in this Agreement;
               (c) notwithstanding any disclosure contained herein or otherwise known to any of the Parent Indemnitees, any Losses based on, resulting from, arising out of, caused by or in connection with any (1) Taxes payable by any Acquired Company with respect to any Pre-Closing Tax Period or for the Straddle Period to the extent allocable or attributable to the portion of such period prior to the Closing (except to the extent such Taxes are reflected in the Final Adjustment Statement), or (2) breaches of the representations or warranties in Section 4.7 hereof. For purposes of this paragraph 9.1(c), in the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) of the Acquired Companies allocable to the period prior to the Closing shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in such period up to and including the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Acquired Companies (other than Property Taxes) allocable to the portion of the Straddle Period prior to the Closing shall be computed as if such taxable period ended as of the close of business at the Closing Date. Notwithstanding the foregoing, the Parent Indemnitees shall not be entitled to any indemnification pursuant to this Agreement for any Loss relating to a liability for Taxes (i) for any Tax period beginning after the Closing Date or the portion of any Straddle Period that is not allocable or attributable to the portion of such period prior to the Closing pursuant to the preceding sentence of this Section 9.1(c), (ii) attributable to any action (including any election made or deemed made under Code Section 338 with respect to any Acquired Company) taken after the Closing by Parent, any of Parent’s Affiliates (including any Acquired Company) or any transferee of Parent or any of its Affiliates (other than any such action expressly required by applicable law or by this Agreement) (a “Buyer Tax Act”) or (iii) attributable to a breach by Parent of its obligations under this Agreement;
               (d) any Losses based upon, arising out of or caused by the disallowance or unavailability of a deduction or the failure to withhold any amounts required to be withheld pursuant to Section 4999 of the Code, with respect to any “excess parachute payment” made by any of the Acquired Companies within the meaning of Section 280G of the Code made on or prior to the Closing Date; and
               (e) any Losses based upon, arising out of or caused by (i) any failure to properly and successfully exercise the covenant defeasance option in accordance with the terms of the provisions of the Indenture; (ii) any failure to comply with the terms and provisions of the Indenture with respect to the redemption of the Securities (as defined in the Indenture); and (iii) any failure to otherwise satisfy the obligations of any of the Acquired Companies under or with respect to the Indenture or the Securities.
          9.1.2. Notwithstanding any disclosure contained herein or otherwise known to any of the Parent Indemnitees, from and after the Closing, only to the extent of the Specified Escrowed Funds, the Parent Indemnitees shall be entitled to be indemnified for and held harmless from any Losses based upon the Specified Indemnity Matters. The Parent Indemnitees shall not be entitled to indemnification pursuant to Section 9.1.1 for the Specified Indemnity Matters.
     9.2 Limitations on Indemnification of Parent and Merger Sub; Escrow Sole Remedy.
          Notwithstanding any other provision of this Agreement, the indemnification of the Parent Indemnitees provided for in this Agreement, except for the Specified Indemnity

Matters for which clauses (a) and (b) of this Section 9.2 shall not apply, shall be subject to the following limitations and conditions set forth in this Section 9.2:
               (a) any claim by a Parent Indemnitee for indemnification pursuant to Section 9.1.1 of this Agreement shall be required to be made by delivering a notice to the Company in accordance with Section 9.3 no later than the expiration of the second anniversary of the Closing Date;
               (b) except for claims for indemnification with respect to Section 9.1.1(a) based upon, resulting from, arising out of, caused by or in connection with any breach of any representation or warranty contained in Section 4.2 [Capital Stock], Section 4.20 [Indebtedness; Selling Expenses] or Section 4.25 [Brokerage], the Parent Indemnitees shall not be entitled to indemnification pursuant to Section 9.1.1(a) or (c) until the aggregate amount of all of the Parent Indemnitees’ claims for indemnification pursuant to such Section 9.1.1(a) or (c) exceeds Two Million Dollars ($2,000,000) (the “Indemnification Threshold”) and thereafter the Parent Indemnitees shall be entitled to indemnification only for amounts in excess of One Million Dollars ($1,000,000) (the “Indemnification Deductible”); and
               (c) any indemnification obligations to Parent and Merger Sub will be drawn solely from the Escrowed Funds, and each of Parent and Merger Sub acknowledges and agrees that, whether pursuant to this Article 9 or otherwise, the Parent Indemnitees shall be entitled to indemnification solely out of the Escrowed Funds pursuant to this Agreement and the Escrow Agreements.
     9.3 Procedures Relating to Indemnification.
          9.3.1. Third-Party Claims.
               (a) In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted (a “Third-Party Claim Notice”). A Third-Party Claim Notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants in this Agreement alleged to have been breached. Failure to give a Third-Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure or except to the extent such Claim Notice is given later than the date set forth in Section 9.2 for making such claim. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

               (b) If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to participate, at its expense, in the defense thereof. In addition, if (i) no claim for injunctive relief is being made against indemnitee, and (ii) it is reasonably likely that indemnitee will not suffer a Loss in excess of indemnitor’s indemnification obligation hereunder, the indemnitor may elect to assume and control the defense of a Third-Party Claim with counsel selected by the indemnitor that is reasonably acceptable to indemnitee. In the event that indemnitor cannot assume defense of the Third-Party Claim because (1) such claim is for injunctive relief against indemnitee, or (2) it is reasonably likely that indemnitee will suffer a Loss in excess of indemnitor’s indemnification obligation hereunder, then, in such instances, the indemnitee shall not, without the written consent of the indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement, compromise or discharge which imposes any expense, obligation or restriction upon the indemnitor (including payments out of the Escrowed Funds) or requires the indemnitor to admit or acknowledge to any fact or event, including any violation of Law. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided, that, indemnitee’s expenses of counsel shall be an indemnified Loss for purposes of this Article 9 if such counsel reasonably concludes that a conflict exists between indemnitee and indemnitor that would make separate representation advisable.
               (c) If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor in respect of out-of-pocket fees and expenses, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); (ii) the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms releases the indemnitee from any liability in connection with such Third-Party Claim without cost or expense (other than to the extent paid out of the Escrowed Funds) and without any admission of violation, injunction or agreement to take or restrain from taking any action; and (iii) the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any expense, obligation or restriction upon the indemnitee (other than to the extent paid out of the Escrowed Funds) or requires the indemnitee to admit or acknowledge to any fact or event, including any violation of Law.
          9.3.2. Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor and the Escrow Agent (for so long as there remain any funds held by the Escrow Agent) promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 9.2 for making such claim (a

“Claim Notice” and, together with the Third-Party Claim Notices, an “Indemnification Notice”). Such Claim Notice shall, to the extent known by indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to promptly give a Claim Notice shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure or except to the extent such Claim Notice is given later than the date set forth in Section 9.2 for making such claim. Upon receipt of any a Claim Notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss.
          9.3.3. Each Parent Indemnitee shall use commercially reasonable efforts to pursue recovery of any insurance proceeds and any other unaffiliated third party recoveries that may be available. If a Parent Indemnitee receives any such recovery at any time after a Parent Indemnitee has received payment for Losses from the Unspecified Escrowed Funds for the matter for which such recovery was received, such Parent Indemnitee shall promptly pay such recovery (up to the extent of the receipt of Losses for such matter) to the Stockholders’ Representative, on behalf of all Stockholders.
     9.4 Exclusive Remedy.
     From and after the Closing, the sole and exclusive remedy of Parent and Merger Sub for matters related to the transactions contemplated by this Agreement shall be indemnification in accordance with this Article 9. Except (a) to the extent of the Escrowed Funds, (b) for rights under the Letters of Transmittal, and (c) for rights under the nondisclosure, noninterference and non-hire agreements, each of Parent and Merger Sub agrees that on and after the Effective Time none of the Company’s officers, directors, Stockholders, Affiliates of the Stockholders, or representatives or agents of the Stockholders, as the case may be (collectively, the “Selling Group”), shall have any liability or responsibility to any Person, including, without limitation, Parent, any Acquired Company or any other Parent Indemnitees (and each of them unconditionally releases the Selling Group from) any liability or obligation of, or arising out of, or relating to, Losses of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Closing Date, (i) relating to this Agreement and the transactions contemplated hereby, (ii) arising out of or due to any inaccuracy of any representation or warranty or the breach of any covenant, undertaking or other agreement of the Company contained in this Agreement, the Company Disclosure Schedule or in any certificate contemplated hereby and delivered by the Company in connection herewith and (iii) relating to any information (whether written or oral), documents or materials furnished by the Company or any of its Affiliates or any of their respective Representatives, including any information, documents or material made available to Parent in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement. Each member of the Selling Group is intended to be a third party beneficiary of this Section 9.4.

ARTICLE 10: CERTAIN DEFINITIONS
          When used in this Agreement, the following terms in all of their singular or plural, tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:
          “1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.
          “Acquired Company” means each of the Company, EFF and Milnot, and “Acquired Companies” means all of the foregoing collectively.
          “Acquired Company Plan” means any Plan to which any of the Acquired Companies (or any ERISA Affiliate on behalf of a Acquired Company) contributes to, is a party to, is bound under or may have liability with respect to (or at any time during the six (6) year period preceding the date hereof has contributed, been a party to, been bound under or had liability with respect to) and under which directors, employees, independent contracts, consultants or other members of the workforce of a Acquired Company are eligible to participate or derive a benefit.
          “Acquired Intellectual Property” means the Intellectual Property owned or used by any of the Acquired Companies.
          “Acquisition Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Companies as of February 24, 2007.
          “Acquisition Notes” shall mean (a) that certain $12,000,000 Amended and Restated Subordinated Promissory Note made by EFF in favor of Dairy Farmers of America, Inc., dated January 10, 2005, and (b) that certain $2,000,000 Subordinated Promissory Note made by EFF in favor of Milnot Holding Corporation, dated December 23, 2004.
          An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “Control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.
          “Agreement” means this Agreement and Plan of Merger, as may be amended from time to time.
          “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by Law to close.
          “Business Sale” is defined in Section 8.1.8.
          “Cash” means the cash and cash equivalents of the Acquired Companies plus checks presented by any of the Acquired Companies for payment but not yet credited to deposit accounts and minus any checks issued by any Acquired Company and outstanding at the time of determination.
          “Claim Notice” is defined in Section 9.3.2.
          “Closing” and “Closing Date” are defined in Article 7.
          “Closing Certificate” is defined in Section 3.4.1.
          “Closing Cash” means the Cash of the Acquired Companies as of the Closing.
          “Closing Indebtedness” means the Indebtedness of the Acquired Companies as of the Closing.
          “Closing Selling Expenses” means the Selling Expenses as of the Closing.
          “Closing Working Capital” means the Working Capital of the Acquired Companies, on a consolidated basis, as of the Closing.
          “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.
          “Common Shares” is defined in Section 4.2.1.
          “Company” is defined in the introductory statements of this Agreement.
          “Company Intellectual Property” means the Acquired Intellectual Property and Licensed Intellectual Property.
          “Contract” is defined in Section 4.14.
          “DFA” means Dairy Farmers of America Inc., a Kansas marketing cooperative association.
          “Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 USC §6903(3)(33)and 34), respectively, but the terms shall be applied to all “Hazardous Materials,” not solely to “Hazardous Waste” as defined in that statute.
          “DOJ” is defined in Section 8.1.3.
          “EFF” means Eagle Family Foods, Inc., a Delaware corporation.
          “EFF Shares” is defined in Section 4.2.2.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
          “ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, any Acquired Company as set forth in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
          “Escrow Agent” is defined in Section 3.6.
          “Escrow Agreements” is defined in Section 3.6.
          “Escrowed Funds” is defined in Section 3.6.
          “Estimated Closing Cash” is defined in Section 3.4.1.
          “Estimated Closing Indebtedness” is defined in Section 3.4.1.
          “Estimated Merger Consideration” is defined in Section 3.4.1.
          “Estimated Selling Expenses” is defined in Section 3.4.1.
          “FD&C Act” is defined in Section 4.16.
          “FTC” is defined in Section 8.1.3.
          “Final Adjustment Statement” is defined in Section 3.5.4.
          “Final Post-Closing Adjustment” is defined in Section 3.5.4.
          “Financial Statements” is defined in Section 4.5.
          “GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied at the Closing Date, as applicable, and in either case, applied on a basis consistent with the Acquired Companies’ past practices.
          “GEIPPPII” is defined in Section 6.1(k).
          “Governmental Authority” means any domestic, foreign or multi-national, federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.
          “Hazardous Material” “Hazardous Material(s)” shall mean and include those materials or substances included within the definition of “Hazardous Substance” as defined at Comprehensive Environmental Response Compensation and Liability Act § 9601(14) (“CERCLA”), regardless of concentration or quantity, but shall include petroleum and any fraction of crude oil regardless of whether specifically listed or designated under subparagraphs (A) through (F) of that definition. The term shall include those substances, regardless of concentration or quantity, included within the definitions of “pollutant” and “contaminant” at CERCLA § 9601(33) and includes “special,” manufacturing,” or “industrial” wastes the storage, shipment, transportation, or disposal of which require specific handling, manifesting, or other procedures mandated under state equivalents of the Solid Waste Disposal Act, 42 USC 6901; natural gas, liquefied natural gas, and synthetic gas of pipeline quality; asbestos; urea formaldehyde; and polychlorinated biphenyls.
          “Indebtedness” means as at any date of determination (without duplication): (a) all obligations (other than intercompany obligations) of the Acquired Companies for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any lease obligations required to be capitalized in accordance with GAAP; (d) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance or similar transactions (but excluding standby letters of credit); (e) all obligations for the deferred purchase price of property, all conditional sale obligations of any Acquired Company under any title retention agreement (but excluding trade accounts payable and other accrued liability arising in the ordinary course of business); (f) any obligations with respect to the termination of any interest rate hedging or swap agreements; (g) all obligations of the type referred to in clauses (a) through (f) of any Person for the payment of which any Acquired Company is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise (excluding intercompany debt); (h) obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of any Acquired Company but only to the extent of the value of the property or asset that is subject to such Lien; (i) any outstanding amounts on drawn letters of credit; and (j) specifically includes without limitation, the Senior Debt, the Senior Notes and the Acquisition Notes. Notwithstanding the foregoing, the calculation of Indebtedness shall not include: (y) any of the principal amount as of the Closing Date of any undrawn letters of credit, or (z) obligations of the Acquired Companies under or with respect to any outstanding checks.
          “indemnitee” and “indemnitor” are defined in Section 9.3.1.
          “Indemnification Notice” is defined in Section 9.3.2.
          “Indemnification Deductible” is defined in Section 9.2(b).
          “Indemnification Threshold” is defined in Section 9.2(b).
          “Indenture” is defined in the definition of Senior Notes.
          “Independent Accountants” is defined in Section 3.5.3.
          “Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (i) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, patent disclosures, and inventions (whether patentable or unpatentable, and whether or not reduced to practice) (ii) Internet domain names, trademarks, service marks, trade dress rights, trade names, slogans, logos and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof, (iv) computer software, (specifically excluding all shrink wrap software), databases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including confidential and proprietary formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists) (collectively, “Trade Secrets”), and (vi) copies and tangible embodiments thereof (in whatever form or medium).
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
          “Law” means any federal, state, provincial, regional, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other similar pronouncement binding upon or affecting any Acquired Company issued by a Governmental Authority.
          “Leased Real Property” means all real property leased by, whether as a lessor or lessee, any Acquired Company together with all improvements, buildings, fixtures located thereon and appurtenant rights and interests associated therewith.
          “Leases” is defined in Section 4.12.1.
          “Licensed Intellectual Property” means the Intellectual Property owned by third parties and used by any of the Acquired Companies.
          “Lien” means any lien, charge, mortgage, deeds of trust, pledge, easement, encumbrance, matrimonial or community interest, adverse claim, or security interest or any other title defect or restriction of any kind.
          “Loss” or “Losses” means any and all losses, liabilities, claims, demands, judgments, damages, fines, costs, expenses, penalties, actions and any claims in respect thereof (including reasonable attorney’s fees); provided, however, that “Losses” shall not include punitive damages; provided, further, that Losses relating to any claims for indemnification shall be net of: (A) the amount of any actual recoveries (i) under any insurance policy covering such indemnifiable Losses of which the party seeking indemnification, or any of its Affiliates, is a beneficiary and (ii) under “pass-through” warranty coverage from a manufacturer or other third party that are actually received by the party seeking indemnification, or any of its Affiliates; and (B) any Tax benefits realized as a result of any events giving rise to such Losses.
          “Material Adverse Effect” means a material adverse change in or effect on the business, assets, results of operations or financial condition of the Acquired Companies (taken as a whole); provided, however, that “Material Adverse Effect” shall not include: (a) changes in business or economic conditions affecting the economy or the Acquired Companies’ industries generally, so long as an occurrence of any such event does not have a disproportionate effect on the Acquired Companies, (b) any event as to which Parent or Merger Sub has provided written consent hereunder, or (c) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Parent is acquiring the Acquired Companies).

          “Material Contracts” is defined in Section 4.14.
          “Material Customers” is defined in Section 4.18.
          “Material Suppliers” is defined in Section 4.18.
          “Merger Consideration” is defined in Section 3.1.
          “Milnot” means The Milnot Company, a Delaware corporation.
          “Milnot Shares” is defined in Section 4.2.3.
          “Order” is defined in Section 4.15.
          “Organizational Documents” means (a) the articles or certificate of incorporation, the memorandum of association, the articles of association and the bylaws or code of regulations of a corporation, as applicable; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.
          “Owned Real Property” means all real property owned by any of the Acquired Companies together with all improvements, buildings, fixtures located thereon and appurtenant rights and interests associated therewith.
          “Parent Indemnitees” is defined in Section 9.1.
          “Payoff Letters” means the letters provided by the lenders or other holders of Indebtedness to the Acquired Companies in connection with the repayment of the Indebtedness as contemplated hereby, including the payoff letters related to the Senior Debt and the Acquisition Notes.
          “Permits” means any and all of the approvals, authorizations, consents, licenses, permits or certificates (including applications or negotiations thereof) required by any Governmental Authority for the ownership, leasing or operation of the business or any assets of any Acquired Company.
          “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums that are not yet due and payable or being contested in good faith, if a reserve as required by GAAP shall have been made therefor, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which the Acquired Companies are not in default, (iii) easements, covenants, rights-of-way and other restrictions, conditions or matters of record, or otherwise disclosed in title insurance provided to Parent and Merger Sub prior to the date hereof, (iv) any matters or state of facts which an accurate survey of the Real Property would disclose, (v) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and (vi) other Liens that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.
          “Plan” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), and (ii) all bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, vacation, holiday, sick leave, retention, severance, retirement, pension, money purchase, target benefit, cash balance, excess benefit supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten) including without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten).
          “Pre-Closing Period” is defined in Section 8.1.1.
          “Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date.
          “Preferred Shares” is defined in Section 4.2.1.
          “Preliminary Adjustment Statement” is defined in Section 3.5.1.
          “Preliminary Post-Closing Adjustment” is defined in Section 3.5.1.
          “Real Property” means the Leased Real Property and the Owned Real Property.
          “Release” shall have the meaning assigned it at 42 U.S.C. § 9601(22) without giving effect to exception (A).
          “Related Person” is defined in Section 4.23.
          “Removal,” “Remedial” and “Response” shall have the meanings assigned to them by CERCLA, 42 USC §9601(22) (23) (24).
          “Scheduled Terminated Employees” is defined in Section 8.4.
          “Scheduled Transition Employees” is defined in Section 8.4.

          “Selling Expenses” means, without duplication, those expenses of the Acquired Companies and the Stockholders relating to the transaction contemplated herein, representing all (a) unpaid costs, fees and expenses of outside professionals incurred by the Acquired Companies relating to the transactions contemplated herein, including all legal, accounting and investment banking fees and expenses, (b) the Severance Selling Expense, (c) change in control payment obligations of any of the Acquired Companies resulting from the consummation of the transactions contemplated herein, including related to the DFA Transaction Bonus and related to the employment of Craig Steinke (including, for the avoidance of doubt, all payment obligations due Mr. Steinke under that certain Executive Employment Agreement and Retention Fee Agreement referenced on Schedule 4.14 of the Company Disclosure Schedule and for any amendments thereto), but excluding any such amounts that result from agreements entered into by Parent or the Surviving Corporation after the Effective Time or that require action, including termination of employment, by Parent or the Surviving Corporation following the Effective Time to make such amounts due other than the severance obligations, (d) unpaid costs related to tail coverage in excess of the Tail Insurance Amount if such amount is not fully paid by the Company prior to the Closing, (e) performance bonuses accrued through the Closing Date of employees of the Acquired Companies, (f) any payment obligations of any of the Acquired Companies pursuant to that Separation Agreement dated June 25, 2001 between EFF, the Company, WPV, GEIPPPII and John O’C. Nugent and the Employment Agreement with John O’C. Nugent, and (g) one-half the initial acceptance fee and annual administration fee due the escrow agent under the Escrow Agreements.
          “Senior Debt” shall mean the indebtedness under the Financing Agreement, dated March 23, 2004, as amended, by and among the Acquired Companies (as applicable, as borrower or guarantors), and certain financial institutions party thereto from time to time, Fortress Credit Opportunities I LP, as collateral agent for the lenders, and Wachovia Bank, National Association, as administrative agent for the lenders.
          “Senior Notes” shall mean the $115,000,000 of 8.75% Senior Subordinated Notes due January 15, 2008 issued under that certain Indenture, dated as of January 23, 1998, as amended, by and among EFF, the Company, as guarantor, and IBJ Schroder Bank & Trust Company, as trustee (the “Indenture”).
          “Series I Liquidation Value” means Six Million Dollars ($6,000,000) plus an amount accreting from November 23, 2004 at an annual rate of 10%, compounded quarterly, computed on the basis of a 360-day year of twelve 30-day months.
          “Severance Selling Expense” is defined in Section 8.4(a).
          “Shares” means the issued and outstanding Common Shares and the issued and outstanding Preferred Shares.
          “Specific Indemnity Matters” is defined in Section 3.6.
          “Specified Escrow Funds” is defined in Section 3.6.
          “Stockholder” or “Stockholders” shall mean any holder of Shares.

          “Stockholders’ Representative” is defined in the introductory statements of this Agreement.
          “Straddle Period” means any taxable period that begins before the Closing Date and ends after the Closing Date.
          “Tail Insurance Amount” is defined in Section 8.6(e).
          “Tax” or “Taxes” shall mean any federal, national, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, Unclaimed Funds or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts or required contributions in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).
          “Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
          “Tax Return” shall mean any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.
          “Third-Party Claim” is defined in Section 9.3.1.
          “Third-Party Claim Notice” is defined in Section 9.3.1.
          “to the Company’s Knowledge” means those facts or circumstances actually known by Craig A. Steinke, Michael Conti, Harold Strunk, Ronald Hord, Jr., Kelly Crouse, Kate Terrell, Kevin Gallagher, Robert Mackey and Jeff Esherman after reasonable inquiry of their direct reports.
          “Trade Secrets” is defined in the definition of Intellectual Property.
          “Transition Period” is defined in Section 8.4(a).
          “Unclaimed Funds” shall mean any customer deposit, customer credit or other financial asset held by any Acquired Company that has been left inactive by such Acquired Company and such financial asset is required by applicable Law to be either reported, escheated or otherwise remitted to the applicable Governmental Authority that administers unclaimed funds.
          “Unspecified Escrow Funds” is defined in Section 3.6.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and the regulations thereunder.
          “WPV” is defined in Section 6.1(k).
          “Working Capital” means (1) the sum of finished goods inventory, raw materials, work in process, accounts receivable (minus, to the extent in respect of any accounts receivable, checks presented to any of the Acquired Companies for payment but not yet credited to deposit accounts, which have been credited to Cash), prepaid expenses and other current assets of the Acquired Companies less (2) the sum of accounts payable (minus, to the extent in respect of any accounts payable, any checks issued by any Acquired Company and outstanding at the time of determination, which have been debited to Cash) and other accrued current liabilities of the Acquired Companies (excluding Indebtedness and Selling Expenses), computed as set forth in the sample calculation of Working Capital on Exhibit D hereto.
          “Working Capital Target” means an amount equal to Twenty Nine Million Two Hundred Eighty Five Thousand Dollars ($29,285,000), computed as set forth in the sample calculation of Working Capital on Exhibit D hereto.
          “Written Consent” is defined in Section 8.1.4.
ARTICLE 11: CONSTRUCTION; MISCELLANEOUS PROVISIONS
     11.1 Notices.
          Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:
(a)	If to Parent, Merger Sub or the Surviving Corporation after the Effective Time, to:

THE J.M. SMUCKER COMPANY One Strawberry Lane Orrville, Ohio 44667 Attention: General Counsel Telecopy Number: (330) 684-3370

With a copy to:

Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114-2688 Attention: Michael F. Marhofer Telecopy Number: (216) 241-0816

(b)	If to the Company (prior to the Effective Time):

Eagle Family Foods Holdings, Inc. 737 Taylor Road, Suite 200 Gahanna, Ohio 43230 Attention: Craig Steinke Telecopy Number: (614) 501-4423

With a copy to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 Attention: Steven J. Gartner, Esq. Telecopy Number: (212) 728-9222

(c)	If to the Stockholders’ Representative:

Craig Steinke 19 Norfield Road Weston, CT 06883 Telecopy Number: (203) 454-1081

With a copy to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 Attention: Steven J. Gartner, Esq. Telecopy Number: (212) 728-9222
or in any case, to such other address for a party as to which notice shall have been given in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or personal delivery, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

     11.2 Entire Agreement.
          This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto and their officers, directors, shareholders, affiliates and representatives are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of them other than those expressly set forth or expressly incorporated herein.
     11.3 Modification.
          No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance, or in the case of the Company after the Effective Time, by the Stockholders’ Representative.
     11.4 Binding Effect.
          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     11.5 Headings.
          The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.
     11.6 Number and Gender; Inclusion.
          Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”
     11.7 Counterparts.
          This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature (including electronic) shall be deemed an original for purposes of this Agreement.

     11.8 Third Parties.
          Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Parent Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.
     11.9 Time Periods.
          Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.
     11.10 Governing Law.
          This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice-of-Laws or conflicts-of-Laws provisions thereof.
[signature page to follow]

          IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholders’ Representative have executed and delivered this Agreement and Plan of Merger, or have caused this Agreement and Plan of Merger to be executed and delivered by their duly authorized representatives, as of the date first written above.

THE J.M. SMUCKER COMPANY
By:	/s/ Steven Oakland
	Name:	Steven Oakland
	Title:	Vice President & General Manager, Baking & Oils

EF ACQUISITION COMPANY
By:	/s/ Steven Oakland
	Name:	Steven Oakland
	Title:	President

EAGLE FAMILY FOODS HOLDINGS, INC.
By:	/s/ Craig Steinke
	Name:	Craig Steinke
	Title:	CEO/President

STOCKHOLDERS’ REPRESENTATIVE:
/s/ Craig Steinke
Craig Steinke

Exhibit A
Form of Letter of Transmittal
See attached.

Exhibit B
Form of Escrow Agreement for Specified Escrowed Funds
See attached.

Exhibit C
Form of Escrow Agreement for Unspecified Escrowed Funds
See attached.

2

Exhibit D
Working Capital
See attached.

3

Exhibit E
Form of Release, Nondisclosure, Noninterference and Non-Hire Agreement
See attached.

4

Exhibit F
Form of Legal Opinion
See attached.

5

Exhibit G
Form of Written Consent
See attached.

6